Filed pursuant to Rule 433
Registration No. 333-200812

DATED November 2, 2015

QUÉBEC

MEDIUM-TERM NOTES, SERIES A, FLOATING RATE NOTES DUE 2018

SUBJECT	TERM SHEET

Issuer:	Québec

Form:	SEC Registered Offering

Title of Securities:	Medium-Term Notes, Series A, Floating Rate Notes Due 2018 (“Series A Notes”)

Format:	SEC Registered-Registration Statement Number 333-200812

Ranking:	Direct, unconditional debt

Size:	U.S. $150,000,000 (new total outstanding issue size U.S. $1,150,000,000)

Trade Date:	November 2, 2015

Settlement Date:	November 9, 2015

Maturity Date:	September 4, 2018

Interest Payment Dates:	March 4, June 4, September 4 and December 4 of each year, subject to adjustment using Modified Following Business Day convention

First Interest Payment Date:	December 4, 2015, subject to adjustment using the Modified Following Business Day convention. Interest will accrue from September 4, 2015.

Spread to 3 Month USD LIBOR:	+ 23 bps

Redemption	Par

Price:	100.010% plus accrued interest from September 4, 2015

Day Count:	Actual/360

Denominations:	U.S.$5,000 and integral multiples of U.S. $1,000 for higher amounts

Lead Manager & Bookrunner:	RBC Capital Markets, LLC

Cusip/ISIN:	748148 RV7 / US748148RV76

Listing and Admission to Trading:	Application will be made for the Series A Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that this application will be approved, and settlement of the Series A Notes is not conditioned on obtaining the listing.

Governing Law:	Québec and Canada

Prospectus, Prospectus Supplement and Pricing Supplements:	Prospectus dated January 29, 2015, Prospectus Supplement dated January 30, 2015, pricing supplement no. 1 dated August 28, 2015, pricing supplement no. 2 dated September 17, 2015, pricing supplement no. 3 dated September 23, 2015, and pricing supplement no. 4 dated September 24, 2015

Stabilization:	Reg M/FCA/ICMA

Other Terms:

Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms. The funds in the Sinking Fund will be used for repayment at maturity.

The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

European Economic Area Legends

If and to the extent that this announcement is communicated in, or the offer of the Notes to which it relates is made in, any European Economic Area Member State that has implemented Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”) this announcement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive (or who are persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This announcement, the prospectus supplement and the prospectus have been prepared on the basis that any offer of Notes in any member state of the European Economic Area which has implemented the Prospective Directive (a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Notes that are the subject of the offering contemplated in the prospectus dated January 29, 2015, the prospectus supplement dated January 30, 2015 and the pricing supplement for the Notes must only do so in circumstances in which no obligation arises for Québec or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Québec nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for Québec or the underwriters to publish a prospectus supplement or prospectus for such offer. None of this announcement, the pricing supplement, the prospectus supplement nor the prospectus have been approved as a prospectus by a competent authority in any Relevant Member State and accordingly none is a prospectus for the purposes of the Prospectus Directive. This announcement does not constitute or form part of any offer or invitation to sell the Notes and is not soliciting any offer to buy the Notes in any jurisdiction where such offer or sale is not permitted.

United Kingdom Legend	This announcement is only for distribution to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue and sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this announcement or any of its contents.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. The Prospectus dated January 29, 2015 and the Prospectus Supplement, dated January 30, 2015, are available here: http://www.sec.gov/Archives/edgar/data/722803/000106299315000419/form424b3_mtn.htm, the pricing supplement no. 1, dated August 28, 2015, is available here: http://www.sec.gov/Archives/edgar/data/722803/000119312515308851/d91682d424b3.htm, the pricing supplement no. 2, dated September 17, 2015, is available here: http://www.sec.gov/Archives/edgar/data/722803/000119312515323057/d98250d424b3.htm, the pricing supplement no. 3, dated September 23, 2015, is available here: https://www.sec.gov/Archives/edgar/data/722803/000119312515327008/d80413d424b3.htm, and the pricing supplement no. 4, dated September 24, 2015, is available here : http://www.sec.gov/Archives/edgar/data/722803/000119312515328343/d90311d424b3.htm. Before you invest, you should read the Prospectus, Prospectus Supplement, pricing supplement no. 1, pricing supplement no. 2, pricing supplement no. 3 and pricing supplement no. 4 and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement, pricing supplement no. 1, pricing supplement no. 2, pricing supplement no. 3 and pricing supplement no. 4 if you request it by calling RBC Capital Markets, LLC toll free at 1-866-375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.